                                                          EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                      BUTTREY FOOD AND DRUG STORES COMPANY
                                       AT
                              $15.50 NET PER SHARE
                                       BY
                         LOCOMOTIVE ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                               ALBERTSON'S, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 23, 1998, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 19, 1998 (THE "MERGER AGREEMENT"), BY AND AMONG ALBERTSON'S, INC., LOCOMOTIVE ACQUISITION CORP. AND BUTTREY FOOD AND DRUG STORES COMPANY (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                             ---------------------
                                   IMPORTANT
     Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                             ---------------------
                    The Information Agent for the Offer is:

                                      LOGO
                             ---------------------
             The date of this Offer to Purchase is January 26, 1998

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
INTRODUCTION...........................................................................    1
THE OFFER..............................................................................    3
  1. Terms of the Offer................................................................    3
  2. Acceptance for Payment and Payment................................................    5
  3. Procedure for Tendering Shares....................................................    6
  4. Withdrawal Rights.................................................................    9
  5. Certain Federal Income Tax Consequences...........................................    9
  6. Price Range of the Shares; Dividends on the Shares................................   10
  7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act        11
     Registration; Margin Regulations..................................................
  8. Certain Information Concerning the Company........................................   12
  9. Certain Information Concerning Parent and Purchaser...............................   13
 10. Source and Amount of Funds........................................................   14
 11. Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement   15
     and Certain Other Agreements......................................................
 12. Plans for the Company; Other Matters..............................................   33
 13. Dividends and Distributions.......................................................   35
 14. Conditions to the Offer...........................................................   35
 15. Certain Legal Matters.............................................................   37
 16. Fees and Expenses.................................................................   41
 17. Miscellaneous.....................................................................   41
Schedule I  Information Concerning Directors and Executive Officers of Parent and
            Purchaser..................................................................  I-1

To the Holders of Common Stock of
BUTTREY FOOD AND DRUG STORES COMPANY:

                                  INTRODUCTION

     Locomotive Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Albertson's, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Buttrey Food and Drug Stores Company, a Delaware corporation (the "Company"), at a price of $15.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Georgeson & Company Inc., which is acting as the Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), incurred in connection with the Offer. See Section 16.

     The Offer is conditioned upon, among other things, that number of Shares (the "Minimum Shares") which represents at least a majority of the Shares outstanding on the date Shares are accepted for payment being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). See Section 14. The Company has informed Purchaser that, as of January 23, 1998, there were (i) 8,644,631 Shares issued and outstanding and
(ii) a total of 479,551 Shares issuable pursuant to the exercise of options and warrants that are currently exercisable or will be exercisable at the consummation of the Offer. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding options and warrants). Based on the foregoing and assuming the issuance of 479,551 Shares upon the exercise of outstanding options and warrants, Purchaser believes that the Minimum Condition will be satisfied if 4,562,092 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 19, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company, and subject to the Delaware General Corporation Law (the "DGCL"). Pursuant to the Offer and subject to the DGCL, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent or Purchaser and Shares held by stockholders who properly perfect their dissenters' rights under the DGCL) will be cancelled and extinguished and converted into the right to receive $15.50 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     Concurrently with the execution and delivery of the Merger Agreement, FS Equity Partners II, L.P., a California limited partnership (the "Major Stockholder"), which has voting and dispositive power with respect to 4,389,879 Shares, which represents approximately 50.8% of the Shares outstanding on the date hereof, entered into a Tender and Option Agreement, dated as of January 19, 1998 (the "Tender Agreement"), with Parent and Purchaser. Pursuant to the Tender Agreement, the Major Stockholder has agreed, among other things, to tender promptly the Shares held by it pursuant to the Offer, and not to withdraw any such Shares, upon the terms and subject to the conditions set forth therein. If outstanding options and warrants are not exercised, the tender of these 4,389,879 Shares will satisfy the Minimum Condition.

     THE COMPANY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Company Board its opinion, dated as of January 19, 1998 (the "Morgan Stanley Opinion"), to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of the Morgan Stanley Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Morgan Stanley Opinion carefully in its entirety. The Morgan Stanley Opinion is directed only to the fairness of the consideration to be received by the holders of Shares from a financial point of view and does not address any other aspect of the Merger Agreement. The Morgan Stanley Opinion does not constitute a recommendation to any holder of Shares as to whether such holder should tender Shares pursuant to the Offer or how such holder should vote with respect to the Merger.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 14. Under the DGCL and pursuant to the Company's certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that may be necessary to approve the Merger Agreement and the Merger.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 15.

     See Section 14, which sets forth the conditions to consummation of the Offer, Section 15, which discusses certain legal matters and regulatory consents and approvals and Section 5, which describes certain federal income tax consequences of the sale of the Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered, and not withdrawn, prior to the Expiration Date. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, February 23, 1998, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any of the other events set forth in Section 14 shall have occurred or shall be determined by Purchaser to have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated), subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to
(i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     Subject to the terms of the Merger Agreement, Purchaser may, and under certain circumstances shall, from time to time, and regardless of whether any of the events set forth in Section 14 shall have occurred, extend the period of time during which the Offer is open and thereby delay the acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary. In addition, subject to the terms of the Merger Agreement, Purchaser may amend the Offer by giving oral or written notice of such amendment to the Depositary.

     The Merger Agreement provides that Purchaser will not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, change or amend the conditions to the Offer or impose additional conditions to the Offer, change the Expiration Date or waive, add or amend any term of or condition to the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on any scheduled Expiration Date, all conditions to the Offer shall not have been satisfied or waived, Purchaser may extend the Expiration Date. In addition, if on any scheduled Expiration Date, all conditions to the Offer shall not have been satisfied or waived, Purchaser has agreed to extend the Expiration Date as long as the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated. Purchaser has further agreed that if on any scheduled Expiration Date any order, decree, ruling or other action of or an agreement with any United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction (a "Governmental Authority") that has the effect of restraining, enjoining, prohibiting or delaying the consummation of the Offer or the Merger or imposing material limitations on the ability of Purchaser to acquire the Shares shall be in effect, Purchaser will extend the Expiration Date until it has reached an agreement with the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Authority that has asserted that consummation of the Offer will violate Antitrust Laws (as defined below) and any injunction or order prohibiting or limiting the consummation of the Offer or the Merger shall have become final and non-appealable. If, immediately prior to any scheduled Expiration Date, all conditions to the Offer are satisfied as of such Expiration Date but the number of Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the Shares outstanding, Purchaser may extend the Offer for a period not to exceed ten (10) business days; provided that in the event the Offer is so extended Parent and Purchaser must irrevocably waive all of the conditions to the Offer set forth in
Section 14 (other than the condition that no law be enacted or any injunction or order be issued which has the effect of making the acquisition of the Shares by Purchaser illegal or which imposes material limitations on the ability of Purchaser to acquire the Shares or which otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement) that subsequently may not be satisfied during such extension of the Offer as grounds for its refusal to accept for payment and purchase, or to pay for, or as grounds for its delay in the acceptance for payment for, any Shares tendered in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Purchaser currently anticipates that it will extend the Offer past the initial scheduled Expiration Date in order to provide sufficient time for the conditions to the Offer to be satisfied.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. Subject to the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-

Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any direct or indirect wholly owned subsidiary of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market"), operated by the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's message) the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser, and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after January 19, 1998 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 26, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial holders of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial holders of Shares (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL HOLDER OF SHARES SHOULD CONSULT SUCH BENEFICIAL HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than 12 months at the time of consummation of the Offer or Merger, as the case may be. Long-term capital gain of individuals currently is taxed at a maximum rate of 28% if such gain is with respect to property held more than 12 months but not more than 18 months as of the date of sale and at a maximum rate of 20% with respect to property held more than 18 months.

     A holder of Shares who perfects such holder's appraisal rights, if any, under the DGCL probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such holder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the fair market value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such holder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded through the Nasdaq National Market under the symbol "BTRY". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq National Market.

                                                                                COMMON STOCK
                                                                             ------------------
                                                                               HIGH       LOW
                                                                             --------   -------
Fiscal Year Ended February 3, 1996
  First Quarter............................................................  $  9  3/4  $ 6  3/4
  Second Quarter...........................................................     7  7/8    6  5/8
  Third Quarter............................................................     8  3/8    6  3/4
  Fourth Quarter...........................................................     7  5/8    6  3/4
Fiscal Year Ended February 1, 1997
  First Quarter............................................................  $  7  7/8  $ 6  7/8
  Second Quarter...........................................................     8  3/8    7  3/8
  Third Quarter............................................................     8  1/4    7  1/4
  Fourth Quarter...........................................................     8  7/8    8
Fiscal Year Ending January 31, 1998
  First Quarter............................................................  $ 10       $ 7  7/8
  Second Quarter...........................................................    10  5/8    8  1/8
  Third Quarter............................................................    12         9  3/4
  Fourth Quarter (through January 23, 1998)................................    15  3/8    9  3/4

     On January 16, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $10 3/4 per Share. On January 23, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $15 3/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. The agreements governing the Company's indebtedness contain provisions which currently prohibit the Company from declaring or paying dividends with respect to the Shares. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which requires that there be at least 200,000 shares publicly held, with a market value of at least $1,000,000, held by at least 400 stockholders or 300 stockholders of round lots. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Purchaser may seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     The Company is a food and drug retailer operating an aggregate of 43 stores in Montana, Wyoming and western North Dakota. The Company also operates a mail order pharmacy business. The Company is the successor to the Buttrey Food and Drug Division (the "Predecessor Division") of Skaggs Alpha Beta, Inc., an indirect, wholly owned subsidiary of American Stores Company. The Company acquired certain assets and liabilities of the Predecessor Division in October 1990 in a transaction organized by Freeman Spogli & Co., a private investment firm and an affiliate of the Major Stockholder ("FS & Co."). The Company is a Delaware corporation with its principal executive offices at 601 6th St., S.W., Great Falls, Montana 59404. The telephone number of the Company at such location is (406) 761-3401.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997 and its Quarterly Report on Form 10-Q for the quarter ended November 1, 1997, both filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                      BUTTREY FOOD AND DRUG STORES COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        THIRTEEN WEEKS ENDED                FISCAL YEARS ENDED
                                      -------------------------   ---------------------------------------
                                      NOVEMBER 1,   NOVEMBER 2,   FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                                         1997          1996          1997          1996          1995
                                      -----------   -----------   -----------   -----------   -----------
Operating Data:
  Net Sales.........................   $  96,290     $  92,843     $ 371,302     $ 368,135     $ 382,123
  Operating Income..................       2,553         1,963         7,559         6,063         5,205
  Net Earnings......................       1,114           749         3,593         2,299         3,403
  Net Earnings per share............        0.13          0.09          0.42          0.27          0.40
Balance Sheet Data (at end of
  period):
  Total Assets......................   $ 164,624     $ 158,985     $ 157,998     $ 144,631     $ 165,380
  Total Liabilities.................      69,972        68,178        66,100        56,326        79,412
  Stockholders' Equity..............      94,652        90,807        91,898        88,305        85,968

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent is a Delaware corporation and is the successor to the business founded by J. A. Albertson in 1939. Parent is one of the largest retail food-drug chains in the United States based on sales. As of October 30, 1997, Parent operated 857 stores in 20 Western, Midwestern and Southern states and employed approximately 90,000 people. Parent's retail operations are supported by 11 Parent-owned distribution centers.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Purchaser and Parent are located at 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. The telephone number of Parent and Purchaser at such location is (208) 395-6200.

     For certain information concerning the executive officers and directors of Parent and Purchaser, see Schedule I.

     Pursuant to the Tender Agreement, Parent and Purchaser have acquired from the Major Stockholder an option to purchase 4,389,879 Shares, which constitutes beneficial ownership of such Shares for certain purposes. See Section 11. Such Shares constitute approximately 50.8% of the total currently outstanding Shares. Except as set forth in this Offer to Purchase, neither Purchaser nor Parent, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser nor Parent nor, to the best of knowledge of Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     In August 1994, in connection with an assignment from an unrelated third party (the "Assignor") to Parent of the Assignor's right to purchase one of the Company's stores in Kennewick, Washington, Parent purchased certain related real property from the Company for approximately $3.6 million and certain related equipment and inventory from the Assignor for approximately $2.5 million.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 30, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 30, 1994 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser, Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the EDGAR System. Such materials should also be available at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, NY 10005 and the offices of the Pacific Stock Exchange, 115 Sansome Street, San Francisco, CA 94111.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the refinancing (if any) of approximately $23 million of debt presently owed by the Company and the fees and expenses of the Offer and the Merger, is estimated to be approximately $163 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent will provide such funds through a combination of its cash on hand and the issuance of debt securities (which may include, but may not be limited to, commercial paper, medium term notes or underwritten offerings of other debt securities). After the issuance of such debt securities, Parent may from time to time refinance such issuances through the issuance of other debt securities. It is anticipated that such debt securities will be repaid from funds generated internally by Parent (including, after the Merger, if consummated, funds generated by the Company) and from other sources. No final decisions have been made concerning the debt securities to be issued or the refinancing or repayment of such debt securities, and such decisions will be made based on Parent's review from time to time of the advisability of certain actions, as well as on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     Background of the Offer. On November 13, 1997, Gary G. Michael, Chairman of the Board and Chief Executive Officer of Parent, and Thomas C. Young, a director of the Company, had a preliminary discussion regarding the possibility of Parent acquiring the Company. Mr. Young responded to Mr. Michael that he would discuss the possibility with the Company and FS & Co.

     On or about November 17, 1998, Mr. Michael spoke via telephone with Ronald
P. Spogli, a partner in FS & Co. and a director of the Company. Mr. Spogli indicated during such telephone call that the Company and FS & Co. would be willing to meet with representatives of Parent to discuss Parent's interest in acquiring the Company.

     On November 24, 1997, Mr. Michael and Michael F. Reuling, Executive Vice President, Store Development of Parent, met with Mr. Young, Mr. Spogli, Bradford
M. Freeman, a partner in FS & Co., and J. Frederick Simmons, also a partner in FS & Co. and a director of the Company, and continued preliminary discussions concerning the potential acquisition of the Company by Parent.

     On December 19, 1997, Mr. Michael and Mr. Reuling spoke to Mr. Simmons by telephone concerning a structure for the proposed acquisition and, in addition, a schedule for conducting due diligence and negotiating a definitive agreement in respect of the acquisition. At that time, Mr. Michael and Mr. Reuling also requested that Parent be provided with information concerning the Company's sales and expenses, as well as summaries of leases to which the Company was a party.

     On December 22, 1997, Parent and the Company entered into a Confidentiality Agreement pursuant to which Parent agreed, among other things, to treat as confidential certain information provided to it by or on behalf of the Company. See Section 11. Following the execution of the Confidentiality Agreement, the Company made available to Parent certain information concerning the Company in order to enable Parent to evaluate further its interest in the Company.

     From December 22, 1997 through January 7, 1998, the parties held a number of discussions by telephone relating to the structure of the proposed acquisition and the information concerning the Company which had been delivered to Parent. The parties also discussed a framework for further due diligence review of the Company by Parent. Representatives of Parent also discussed with representatives of FS & Co. Parent's requirement that the Major Stockholder grant to Parent an option to purchase Shares held by the Major Stockholder, or enter into such other agreement as Parent would require with respect to the Major Stockholder's Shares. Representatives of Parent and FS & Co. agreed to continue discussions on this requirement.

     On December 30, 1997, Parent delivered a due diligence request to Mr. Simmons.

     On December 30 and 31, 1997, Mr. Reuling and Mr. Simmons spoke by telephone regarding the scope of the information the Company would make available to Parent for purposes of its due diligence review of the Company.

     On January 6, 1998, Parent forwarded to Mr. Simmons a revised due diligence request reflecting the conversations held by Mr. Reuling and Mr. Simmons on December 30 and 31, 1997.

     On January 8 and 9, 1998, Mr. Reuling, Mr. Richard J. Navarro, Group Vice President and Controller of Parent and Mr. Paul G. Rowan, Vice President, Business Law of Parent, along with Parent's legal advisors, met with Mr. Simmons and Mr. William M. Wardlaw, a partner in FS & Co. and a director of the Company, along with FS & Co.'s and the Company's legal advisors, to negotiate the terms of the proposed acquisition. The meeting was also attended by Joseph H. Fernandez, Chairman of the Board, President and Chief Executive Officer of the Company, and Wayne S. Peterson, Senior Vice President, Chief Financial Officer and Secretary of the Company.

     On January 9, 1998, Parent convened a meeting of its Board of Directors at which Parent's Board unanimously authorized certain officers of Parent to proceed on behalf of Parent with negotiations related to the proposed acquisition and, if terms satisfactory to such officers could be reached, to enter into a definitive agreement or agreements on behalf of the Parent in respect of such acquisition. On January 12, 1998, the Company Board met and reviewed the status of negotiations with Parent and particularly considered antitrust matters and certain closing conditions.

     On January 12, 1998, Mr. Michael and Mr. Reuling spoke with Mr. Spogli and Mr. Simmons by telephone concerning various issues related to the proposed acquisition that had been raised during the parties' meetings on January 8 and 9, 1998. Such issues included employee transition issues, antitrust matters, closing conditions and a schedule for continued negotiations in respect of the proposed acquisition.

     Beginning on January 14, 1998, and continuing through the evening of January 19, 1998, representatives of Parent, the Company and the Major Stockholder, together with their respective legal advisors, met to continue negotiations of the terms of the proposed acquisition. On January 14, 1998, the parties determined conclusively to structure the acquisition as a tender offer for all of the Shares followed by a merger of Purchaser with and into the Company, provided that the Major Stockholder would agree to tender its Shares in the Offer and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger. During this period, representatives of Parent conducted further due diligence of the Company.

     Thereafter at its January 19, 1998 meeting, the Company Board determined that the terms of the Offer and the Merger were fair to, and in the best interests of, the stockholders of the Company and resolved unanimously to approve the Merger Agreement, the Offer and the Merger and to recommend that the Company's stockholders approve and adopt the Merger Agreement and tender their Shares pursuant to the Offer. The Company Board also approved the Tender Agreement. Additionally, on January 19, 1998, Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered to the Company Board its opinion to the effect that on such date, based on the assumptions, procedures and matters referred to therein, the consideration to be received by the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. The written opinion of Morgan Stanley is set forth in full as an exhibit to the Company's Schedule 14D-9, which is being mailed to stockholders of the Company. Stockholders of the Company are urged to read that opinion in its entirety.

     On the evening of January 19, 1998, Parent, Purchaser and the Company executed and delivered the Merger Agreement, and Parent, Purchaser and the Major Stockholder executed and delivered the Tender Agreement.

     On the morning of January 20, 1998, Parent issued the following press release:

          Jan. 20, 1998 -- Albertson's, Inc. (NYSE:ABS) announced today that it has entered into a definitive agreement whereby Albertson's will acquire Buttrey Food and Drug Stores Company (NASDAQ: BTRY) for $15.50 per share. Buttrey is headquartered in Great Falls, Montana and is a leading supermarket and pharmacy retailer operating 43 stores in Montana, North Dakota and Wyoming.

          The agreement calls for a wholly-owned subsidiary of Albertson's to commence a cash tender offer at $15.50 per share no later than Monday, January 26, 1998, for all Buttrey outstanding shares. The offer will be subject to regulatory approval and certain conditions, including the tender of a majority of the Buttrey shares. Financing is not a condition. Following the consummation of the offer, Albertson's subsidiary will be merged with Buttrey and any remaining shares will be converted into the right to receive $15.50 per share in cash. The transaction was unanimously approved by the board of directors of Buttrey.

          As a part of this transaction, the Buttrey shareholder owning a majority of the outstanding Buttrey stock has agreed to tender promptly all its Buttrey shares and has granted Albertson's an option to purchase all its Buttrey shares under certain circumstances.

          "This announcement marks our second acquisition in as many weeks and is another important step in our acquisition strategy. We will continue to pursue opportunities that allow us to strengthen our market presence in existing markets or efficiently enter new markets," said Mr. Gary Michael, Chairman and Chief Executive Officer of Albertson's.

          "This transaction will yield both strategic and financial benefits as well as continue our program to accelerate top-line growth, increase profitability and enhance shareholder value. We are joining together two companies with complementary strengths and a shared commitment to providing customers with high-quality products at a good value with top-notch service.

          "We will be obtaining an outstanding retailer with quality stores in excellent locations. From a strategic standpoint, this transaction will strengthen our market presence in Montana, North Dakota and Wyoming, especially in many of the smaller towns where Albertson's does not currently operate.

          "From a financial standpoint, we expect to realize synergies in our combined purchasing power, distribution efficiencies and merchandising and systems opportunities. These synergies will enable us to build from the solid sales and earnings base that Buttrey has created.

          "We look forward to welcoming the well-trained, motivated and loyal employees of Buttrey. Their commitment to customer service is a great fit with the Albertson's employees who deliver the same outstanding service to over 700 million customers a year," Mr. Michael concluded.

          Albertson's, Inc. is one of the largest retail food-drug chains in the United States. The Boise, Idaho based company currently operates 866 retail stores in 20 Western, Midwestern and Southern states.

          The tender offer would be made only pursuant to an offer to purchase and related documents to be filed with the Securities and Exchange Commission.

          Forward-looking statements in this news release, if any, are not updated to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause actual results to differ from those set forth in the forward-looking information can be found in the Company's Form 10-Q.

          On the morning of January 20, 1998, the Company issued the following press release:

          Great Falls, Montana, Jan. 20, 1998 -- Buttrey Food and Drug Stores Company (NASDAQ: BTRY) today announced that it has entered into a definitive agreement with Albertson's, Inc. (NYSE:ABS) providing for the acquisition of Buttrey by Albertson's for $15.50 per share.

          Under the terms of the agreement, Albertson's will begin a cash tender offer on or before January 26, 1998 for all of Buttrey's approximately 8,645,000 outstanding common shares. Buttrey's Board of Directors unanimously approved the agreement and recommended that Buttrey stockholders tender their shares pursuant to the offer. After successful completion of the tender offer, remaining shares of Buttrey will be acquired at the tender offer price through a merger. Buttrey's Board of Directors has received the opinion of Morgan Stanley & Co., Incorporated that the consideration payable in the tender offer and merger is fair, from a financial point of view, to Buttrey stockholders.

          In connection with the acquisition agreement, an affiliate of Freeman Spogli & Co. Incorporated, Buttrey's largest stockholder, has agreed to tender its 4,389,879 shares of common stock, which represent 50.8% of Buttrey's current outstanding stock, and has also granted Albertson's an option on such shares at $15.50 per share of common stock, which can be exercised under certain circumstances. The definitive agreement provides for payment to Albertson's under certain circumstances of a termination fee and reimbursement of expenses if Buttrey's Board of Directors, in the exercise of its fiduciary responsibilities, terminates the definitive agreement or withdraws or modifies its recommendation that Buttrey stockholders tender their shares pursuant to the offer.

          The consummation of the offer is subject to certain customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and antitrust approval. Financing is not a condition to completion of the transaction.

          "I am very proud of the efforts of our associates throughout Buttrey," said Joseph H. Fernandez, chairman, president and chief executive officer of Buttrey. "Through their dedication and commitment to our customers, our associates have made Buttrey an attractive acquisition opportunity for Albertson's, one of the most successful food retailers in the world. Buttrey's outstanding associates share a commitment to quality products, superior service and great prices that fits well with the strengths of Albertson's. Additionally, Buttrey's network of quality stores in excellent locations compliments Albertson's impressive network in our trade areas, and offers Albertson's an opportunity to bring their programs to many new customers."

          Representatives of Buttrey and Albertson's have scheduled meetings with Buttrey employees beginning on Tuesday, January 20, 1998 throughout Montana and Wyoming to discuss the effects of the transaction and to begin the process of transition to new ownership.

          Buttrey Food and Drug Stores Company is a leading supermarket and pharmacy retailer with 43 stores operating in Montana, North Dakota and Wyoming, and two stores under construction. Thirty-five of the 45 stores have pharmacies and the Company also runs the only mail-order pharmacy business in the region. Buttrey operates distribution centers in Great Falls, Montana, and in Salt Lake City, Utah, which provide its stores with groceries and fresh products. The Company employs over 3,000 associates in its various locations.

     On January 26, 1998, Parent and Purchaser commenced the Offer and issued the following press release:

          Jan. 26, 1998 -- Albertson's, Inc. (NYSE:ABS) announced today that Locomotive Acquisition Corp., a wholly owned subsidiary, has commenced its tender offer to purchase all outstanding shares of Buttrey Food and Drug Stores Company (NASDAQ:BTRY) for $15.50 net per share. The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Monday, February 23, 1998, unless the offer is extended by Albertson's, Inc.

          The offer is being made in accordance with the previously announced merger agreement among Albertson's, Inc., Locomotive Acquisition Corp. and Buttrey Food and Drug Stores Company. The offer is subject to regulatory approval and certain conditions, including the tender of a majority of the outstanding Buttrey shares.

          The offer is being made pursuant to a Tender Offer Statement on
     Schedule 14D-1 to be filed today by Albertson's, Inc. with the Securities and Exchange Commission and mailed to Buttrey shareholders. Copies of the tender offer materials may be obtained from the Information Agent, Georgeson & Company Inc., at 212-440-9800 or 800-223-2064.

          Albertson's, Inc. is one of the largest retail food-drug chains in the United States. The Boise, Idaho based company currently operates 869 retail stores in 20 Western, Midwestern and Southern states.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

     If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management and control with regard to the future conduct of the Company's business and the right to any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and any future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under the DGCL. See Section
12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 44% over the closing market price of the Shares on January 16, 1997, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent executed the Merger Agreement, and a more substantial premium over recent historical trading prices.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement not discussed elsewhere in this Offer to Purchase. The summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (c)(1) to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and any applicable laws and any agreements to which the Company or its assets may be bound, financial statements, public filings, conduct of business, employee benefit plans, ERISA, proprietary property, labor and employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, conflicts of interest, brokers' and finders' fees, real property leases, title to properties, absence of liens, insurance, inventory, suppliers, votes required to approve the Merger Agreement, undisclosed liabilities, product liability, disclosures in proxy statement and tender offer documents and the absence of material adverse changes.

     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and any applicable laws and any agreements to which Parent or Purchaser or their assets may be bound, availability of funds to consummate the Offer and the Merger, brokers' fees, disclosures in proxy statement and tender offer documents, no prior ownership of Shares and no prior activities by Purchaser.

     Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions: (i) Purchaser shall have commenced the Offer and shall have purchased, pursuant to the terms and conditions of the Offer, all Shares duly tendered and not withdrawn, (ii) Parent, Purchaser or an affiliate thereof shall have purchased a majority of the outstanding Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of Parent's or Purchaser's obligations under the Merger Agreement, (iii) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Shares, unless Purchaser shall have acquired 90% or more of the outstanding Shares, (iv) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, final non-appealable injunction or other final non-appealable order which is in effect and has the effect of making the acquisition of Shares by Purchaser illegal or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; provided, however, that such condition does not modify Parent's obligation to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the FTC or the DOJ in connection with the expiration or termination of the waiting period under the HSR Act, or by any private party or Governmental Authority or other tribunal under the Antitrust Laws or in a suit by a private party or Governmental Authority as a result of the transactions contemplated by the Merger Agreement, except that either Parent or Purchaser may institute, prosecute or defend a suit or claim in good faith with respect to any suit, objection, requirement or other action by the FTC, the DOJ, any other Governmental Authority or any private party with respect to the transactions contemplated by the Merger Agreement; and (v) the applicable waiting period under the HSR Act shall have expired or been terminated.

     The Company Board. The Merger Agreement provides that promptly upon the purchase by Purchaser of the Minimum Shares pursuant to the Offer, Parent will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent representation on the Company Board equal to the product of the total number of directors (giving effect to the directors designated by Parent pursuant to the Merger Agreement) multiplied by the percentage, expressed as a decimal, that the aggregate number of Shares beneficially owned by Purchaser following such purchase bears to the total number of Shares then outstanding. The Company has agreed to promptly take all actions necessary to cause Parent's designees to be elected as directors of the Company, including, increasing the size of the Company Board and securing the resignations of incumbent directors. The Company shall cause persons designated by Parent to constitute the same percentage as persons designated by Parent shall constitute of the Company Board of (i) each committee of the Company Board, (ii) the board of directors of the Subsidiary (as defined below) and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. The Company's obligation to appoint Parent's designees to the Company Board is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     In the event that Parent's designees are elected to the Company Board, until the Effective Time, the Company Board shall have at least two (2) directors who are directors on the date of the Merger Agreement (such directors, the "Independent Directors"); provided, however, that in such event if the number of Independent Directors will be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies, who shall be deemed to be Independent Directors for purposes of the Merger Agreement, or, if no Independent Director then remains, the other directors shall designate persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the election of Parent's designees to the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement or (iii) take any other action by the Company Board under or in connection with the Merger Agreement which would adversely affect the rights of the Company's stockholders under the Merger Agreement; provided, further, that if there will be no such directors, such actions may be effected by the unanimous vote of the entire Company Board.

     Stockholders' Meeting; Proxy Statement. If required by applicable law in order to consummate the Merger, the Company will (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the acceptance for payment and purchase of the Minimum Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement and (ii) prepare and file with the Commission, subject to the prior approval of Parent (which approval shall not be unreasonably withheld), preliminary and final versions of a proxy statement (the "Proxy Statement") and proxy and other filings relating to such stockholders' meeting as required by the Exchange Act. Subject to the terms of the Merger Agreement, the Company has agreed to include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Employee Benefits. The Merger Agreement provides that, following the Effective Time, Parent will cause the Surviving Corporation to provide or will directly provide to the employees of the Subsidiary and the Company who continue to be so employed employee benefits that are substantially equivalent in the aggregate to those provided by Parent to similarly situated employees of Parent. In determining the level of benefits to be received by employees of the Subsidiary or the Company, Parent will ensure that such employees are credited for years of service with the Company or the Subsidiary, as such years of service are currently recognized by the Company and the Subsidiary for purposes of eligibility, vesting and benefit accrual under its employee benefit plans, but not for purposes of benefit accrual under any defined benefit pension plan. Neither Parent nor the Company is required to continue any existing employee benefit plan applicable to employees of the Company or the Subsidiary following the Effective Time, except as may be required by any applicable collective bargaining agreement.

     Options. The Merger Agreement provides that, except as limited by the terms of the Merger Agreement, prior to consummation of the Offer or the Effective Time or both, the Company may enter into agreements in respect of outstanding options to purchase Shares (the "Options") pursuant to the Company's 1990 Nonqualified Performance Stock Option Plan (the "1990 Plan"), 1993 Special Option Plan, 1995 Stock Option Plan and the 1996 Nonqualified Non-Employee Directors Stock Option Plan (the "1996 Plan") (collectively, the "Stock Option Plans"), providing for the payment upon surrender of each vested Option immediately after the consummation of the Offer up to and including the Effective Time an amount of cash per share subject to each such Option equal to the excess, if any, of the Offer Price over the exercise price of such Option less an amount equal to all taxes required to be withheld from such payment (the "Spread Per Share"). Any Options not so surrendered or exercised prior to the Effective Time shall terminate no later than the Effective Time in accordance with the terms of the Stock Option Plans or such agreements with the optionees. The Merger Agreement provides that the Company may accelerate the vesting of options to purchase 28,070 Shares granted to Joseph H. Fernandez, Chairman of the Board, President and Chief Executive Officer of the Company, under the 1990 Plan, and options to purchase an aggregate of 9,524 Shares granted to certain non-employee directors of the Company under the 1996 Plan. The Merger Agreement provides that, upon request of the Company following consummation of the Offer, Parent shall advance to the Company sufficient funds to enable the Company to pay the aggregate Spread Per Share.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in the applicable schedule thereto or (iii) as consented to or approved in writing by Parent (such consent not to be unreasonably withheld, except with respect to items (a), b(i) and (b)(v) below, as to which consent may be withheld at any time and for any reason), the business of the Company and the Buttrey Food and Drug Company, a Delaware corporation and a wholly owned subsidiary of the

Company (the "Subsidiary"), will be conducted only in the ordinary course consistent in all material respects with past practice. The Merger Agreement further provides that prior to the Effective Time:

          (a) each of the Company and the Subsidiary shall not (i) amend its Certificate of Incorporation or Bylaws, (ii) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of certain stock options outstanding on the date of the Merger Agreement, (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except for repurchases of Shares from employees pursuant to existing stock subscription agreements between the Company and certain of its employees) or (v) split, combine or reclassify its outstanding shares of capital stock;

          (b) neither the Company nor the Subsidiary shall, directly or indirectly, (i) issue, grant or sell or agree or propose to issue, grant or sell any shares of, or rights of any kind to acquire any shares of the capital stock of the Company or the Subsidiary, except that the Company may issue Shares upon the exercise of Options and warrants outstanding on the date hereof, (ii) other than in the ordinary course of business, incur any indebtedness for borrowed money, (iii) waive, release, grant or transfer any intangible rights of material value, except in the ordinary course of business, (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any personal property of the Company or the Subsidiary other than in the ordinary course of business and consistent with past practice or (v) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any real property of the Company or the Subsidiary;

          (c) the Company and the Subsidiary shall use their reasonable best efforts to preserve intact the business organization of the Company and the Subsidiary, to keep available the services of its operating personnel, to preserve the goodwill of those having business relationships with each of them and to carry on their respective businesses in substantially the same manner as carried on heretofore;

          (d) neither the Company nor the Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers, directors, agents or consultants or under any bonus, insurance, pension or other employee benefit plan or arrangement made to, for or with any such persons (other than as provided in certain employment agreements and welfare and benefit plans as in effect on January 19, 1998, except in accordance with certain collective bargaining agreements, and except for cost of living adjustments and other increases in the ordinary course consistent with past practice or other increases which are reasonably necessary for the operation of the business of the Company and the Subsidiary), (ii) adopt, or make any payment or amend any provision, other than as required by existing plans or agreements as in effect on January 19, 1998 and provisions and actions under existing stock option plans authorized in connection with the Offer or the Merger, any bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of any employee, officer, director, agent or consultant of the Company or the Subsidiary or modify the terms of any Option, except as described above, (iii) grant any stock appreciation rights, (iv) enter into or amend in any respect any employment agreement,
     (v) make any loan or advance to, or make any change in its existing borrowing or lending arrangements for or on behalf of or enter into any written contract, lease or commitment with, any affiliate, officer or director of the Company or the Subsidiary (pursuant to an employee benefit plan or otherwise), (vi) enter into any collective bargaining agreement or
     (vii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any employee, officer, director, agent or consultant, or pay or agree to pay or make any accrual or arrangement for payment to any employee, officer, director, agent or consultant of the Company or the Subsidiary of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice or as required by the terms of any such plan or collective bargaining agreement;

          (e) neither the Company nor the Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation other than the Subsidiary, or make any loans or advance to any individual, firm or corporation except in the ordinary course of its business and consistent with past practice;

          (f) except (i) as set forth on the applicable schedule to the Merger Agreement, (ii) for replacement of equipment in the ordinary course of business and (iii) for expenditures not in excess of $100,000 per month (with unexpended amounts to carry forward to future months), neither the Company nor the Subsidiary shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation; provided, that the Company will confer with Parent if the amount of any capital expenditure would exceed $25,000;

          (g) neither the Company nor the Subsidiary shall enter into, modify or amend in any material respect or take any action to terminate their respective material contracts;

          (h) neither the Company nor the Subsidiary shall take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by United States generally accepted accounting principles;

          (i) neither the Company nor the Subsidiary shall, without the consent of Parent, which consent shall not be unreasonably withheld, make any material tax election, change any material tax election already made, adopt any material tax accounting method, change any material tax accounting method unless required by United States generally accepted accounting principles, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

          (j) neither the Company nor the Subsidiary shall take, or agree to commit to take, any action that (i) would or is reasonably likely to result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied, (ii) would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, consummation of the Offer (provided that any violation of this covenant will not give rise to any claim for damage, but may be the subject of a claim for equitable relief), or (iii) would materially impair the ability of the Company to consummate the Offer or the Merger in accordance with the terms thereof or materially delay such consummation, and the Company and the Subsidiary will promptly advise Parent in writing of any material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole, or any breach of the Company's representations or warranties, or any material breach of a covenant contained in the Merger Agreement of which the Company or the Subsidiary has knowledge;

          (k) neither the Company nor the Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Subsidiary (other than the Merger);

          (l) neither the Company nor the Subsidiary shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) included in all forms, reports, schedules, statements and other documents required to be filed by the

     Company since January 1, 1995 under the Exchange Act or the Securities Act or (ii) incurred in the ordinary course of business since the date of such financial statements;

          (m) neither the Company nor the Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; and

          (n) neither the Company nor the Subsidiary shall enter into an agreement, commitment or arrangement to do any of the foregoing or authorize, recommend, propose or announce an intention to do any of the foregoing.

     Parent and the Company have further agreed that, with the consent of Parent, the Company may purchase certain software and services required by the Company to address the "year 2000" problem with respect to the information services systems of the Company. Alternatively, at the election of Parent, Parent may agree to provide such services to the Company pursuant to a services agreement in form and substance reasonably satisfactory to Parent and the Company.

     Negotiations. Pursuant to the Merger Agreement, the Company has agreed to notify Parent immediately of the existence of any proposal, discussion, negotiation or inquiry received by the Company, in each case in connection with the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer, exchange offer, consolidation or otherwise by any person other than Parent, Purchaser or any affiliate of Parent or Purchaser (a "Third Party"); (ii) the acquisition by any Third Party of all or substantially all of the assets of the Company and the Subsidiary, taken as a whole; (iii) the acquisition by a third party of 50% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or the Subsidiary of 50% or more of the outstanding Shares (any of the foregoing, a "Third Party Transaction"). The Company shall immediately communicate to Parent the terms of any such proposal, discussion, negotiation or inquiry which it may receive and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. In addition, the Company has agreed that it will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Third Party Transaction. Pursuant to the Merger Agreement, neither the Company, nor the Subsidiary, nor any affiliate of either of them, nor the directors, officers, employees, representatives or agents of any of them, may, directly or indirectly, solicit, initiate, encourage or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser or Parent or any officer or other authorized representative of Purchaser or Parent) concerning any Third Party Transaction or proposal related thereto or participate in any negotiation regarding any Third Party Transaction or otherwise cooperate in any way with or encourage any effort or attempt by any other person to effectuate a Third Party Transaction; except that the Company or the Company Board is not prohibited from (i) disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) from making such disclosure to the Company's stockholders which, in the judgment of the Company Board after receipt of advice from counsel may be required under applicable law. In addition, except as specified below, the Company may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Third Party Transaction or proposal relating thereto, or enter into any agreement with respect thereto. Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer, the Company may (x) furnish information and access to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements in response to unsolicited written requests therefor, and (y) negotiate and participate in discussions and negotiations with such entity or group concerning a Third Party Transaction or proposal related thereto if (with respect to clause (y) only) the Company Board has determined in its good faith judgement, based as to legal matters on the written advice of outside legal counsel (i) that the exercise of the directors' fiduciary duties requires the taking of such action and (ii) after consultation with all of its principal advisors in connection with the transactions contemplated in the Merger Agreement, that such Third Party Transaction or proposal related thereto is a bona fide written proposal that would, upon consummation thereof, result in a transaction more favorable to the stockholders of the Company than the transactions contemplated in the Merger Agreement and in the good faith reasonable judgment of the Company Board (based in part upon the advice of all of its principal advisors in connection with the transactions contemplated by the Merger Agreement) is proposed by a corporation, partnership, person or other entity or group with sufficient financial resources available to it or available from third parties to consummate such transaction (a proposal that satisfies clauses (i) and (ii) being referred to as a "Superior Proposal"). Moreover, prior to the time of acceptance for payment of Shares, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the person making such Superior Proposal; provided, however, that the Company may not enter into an agreement with respect to a Superior Proposal until the Company has furnished Parent with written notice not later than 12:00 noon (Boise, Idaho time) five (5) business days in advance of any date on which it intends to enter into such agreement and has caused its financial and legal advisors to negotiate with Parent to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated by the Merger Agreement on such adjusted terms. In order to permit the Company to enter into an agreement with respect to a Superior Proposal that the Company Board has determined is more favorable to the stockholders of the Company than the Offer and the Merger, the Company may terminate the Merger Agreement, provided that (i) the Company has complied with all provisions with respect to a Superior Proposal set forth above; and (ii) the Company makes simultaneous payment to Parent of the Termination Fee (as defined below).

     Indemnification. The Merger Agreement provides that, from and after the Effective Time, in addition to any indemnification available to any officer or director by the Company or the Subsidiary, Parent and the Surviving Corporation shall (in each case to the fullest extent permitted by applicable law) indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, or employee of the Company or the Subsidiary (the "Indemnified Parties") against any and all losses, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or the Subsidiary at or prior to the Effective Time and whether asserted or claimed prior to, or at or within five (5) years after the Effective Time, and including, without limitation, any which arise out of or relate to the transactions contemplated by the Merger Agreement (collectively, the "Indemnified Liabilities") (and Parent and the Surviving Corporation must pay reasonable expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law); provided, however, that neither Parent nor Surviving Corporation is required to indemnify any Indemnified Party in connection with any proceeding (or portion thereof) involving any claim, action, suit, proceeding or investigation initiated by such Indemnified Party unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of Parent or unless such proceeding is brought by an Indemnified Party to enforce such Indemnified Party's indemnification rights under the Merger Agreement. Parent and Surviving Corporation may not take, or cause to be taken, at any time, any action to modify or terminate the indemnification arrangements or limitation of liability provisions contained in the Certificate of Incorporation or Bylaws of either the Company or the Subsidiary, or in any indemnification agreement entered into by either the Company or the Subsidiary, in a manner that would adversely affect the Indemnified Parties. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent; (ii) after the Effective Time, Parent or the Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent is not obligated to pay for more than one counsel for all Indemnified Parties with respect to the same matter unless (A) Parent and an Indemnified Party shall have mutually agreed to the contrary; or
(B) the representation of one or more such Indemnified Party and any other Indemnified Party pursuant to the preceding sentence in any such proceeding by the same counsel would be inappropriate due to actual or potential differing interests between such Indemnified Parties; and (iii) after the Effective Time, Parent and the Surviving Corporation shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent and the Surviving Corporation will not be liable for any settlement of any claim effected without their written consent, which consent, however, may not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, must notify Parent, and the Surviving Corporation (but the failure so to notify Parent and the Surviving Corporation shall not relieve either such corporation from any liability which it may have under the Merger Agreement except to the extent such failure materially prejudices Parent or the Surviving Corporation).

     Termination. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company,

          (a) by the mutual written consent of Parent and the Company, pursuant to action by their respective Boards of Directors;

          (b) by Parent if, without any material breach by Parent or Purchaser of their obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer will not have occurred within 30 days after the later of (i) the expiration or termination of the waiting period under the HSR Act and (ii) the lifting, rescission or termination of any order, decree, ruling or other action of or agreement with a Governmental Authority theretofore in effect that has the effect of prohibiting, enjoining, restraining or delaying the consummation of the Offer or the Merger or imposes material limitations on the ability of Purchaser to acquire Shares, provided that Parent may not terminate the Merger Agreement on the foregoing basis unless (i) it has reached an agreement authorizing consummation of the Offer and the Merger with the FTC or DOJ and any other Governmental Authority that may have asserted that consummation of the Offer would violate the Antitrust Laws and (ii) any injunction or order prohibiting or limiting consummation of the Offer or the Merger (whether or not issued or entered on antitrust grounds) has become final and non-appealable;

          (c) by the Company on or after July 19, 1998, if (i) the Company is not then in material breach of any of its obligations hereunder; (ii) the Company gives written notice to Parent (the "Termination Notice") of its intention to terminate the Merger Agreement; (iii) Parent has not accepted a majority of the Shares for payment pursuant to the terms of the Offer; and (iv) Parent does not, within five (5) business days of receipt of the Company's Termination Notice, give the Company a notice of its intention to continue the Merger Agreement in effect (a "No Termination Notice"). A No Termination Notice may not be given by Parent unless the waiting period under the HSR Act has expired or been terminated and all other obligations under the Antitrust Laws necessary to consummate the Offer have been satisfied, including reaching an agreement, if necessary, authorizing consummation of the Offer and the Merger with the FTC or DOJ and any other Governmental Authority that may have asserted that consummation of the Offer would violate Antitrust Laws. A No Termination Notice shall not be effective (i) at any time when Parent is not using best efforts to lift, rescind or terminate a temporary, preliminary or appealable injunction or order (which does not relate to the Antitrust

     Laws) or (ii) if such notice does not contain a binding, unconditional undertaking by Parent to accept Shares pursuant to the terms of the Offer at the earliest practicable date after such injunction or order has been lifted, rescinded or terminated, without regard to the satisfaction of any other conditions to the Offer or any termination event set forth in the Merger Agreement.

          (d) by the Company, by action of the Company Board, if (i) Parent or Purchaser shall have failed to comply with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Purchaser or Parent at or prior to such date of termination, which failure is material in the context of the transactions contemplated by the Merger Agreement and is not reasonably capable of being cured or has not been cured within ten (10) business days after the giving of written notice to Parent or Purchaser, or (ii) any representation or warranty of Parent or Purchaser in the Merger Agreement which is qualified as to materiality shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, and in either event is not reasonably capable of being cured by Parent or Purchaser, or has not been cured as the case may be, within ten (10) business days of the notice, in each case as if such representation or warranty was made as of such time on or after January 19, 1998 (unless such representation speaks as of an earlier date, in which case it shall be deemed to have been made as of such earlier date);

          (e) by the Company, prior to the purchase by Purchaser of at least the Minimum Shares pursuant to the Offer, in order to permit the Company to enter into an agreement with respect to a Superior Proposal that the Company Board has determined is more favorable to the stockholders of the Company than the Offer and the Merger, provided that (i) the Company has complied with all provisions of the Merger Agreement with regard to such Superior Proposal, including the notice provisions and (ii) the Company makes simultaneous payment to Parent of the Termination Fee;

          (f) by Parent, at any time prior to the purchase of Shares pursuant to the Offer, if (i) the Company Board shall have withdrawn, modified, or changed its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to Purchaser, (ii) the Company Board shall have recommended to the stockholders of the Company any proposal relating to a Third Party Transaction, (iii) the Company shall have exercised a right with respect to a Third Party Transaction and has, directly or through its representatives, continued discussions with any Third Party concerning such a proposal relating to a Third Party Transaction for more than ten (10) business days after the date of receipt of such proposal or
     (iv) a proposal relating to a Third Party Transaction that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company will not have rejected such proposal within ten
     (10) business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed. A right of termination will not arise solely as a result of the Company or the Company Board issuing to its stockholders a communication that contains only the statements permitted by Rule 14d-9e promulgated under the Exchange Act and within five (5) business days of issuing such communication the Company publicly reconfirms its approval and recommendation of the Offer;

          (g) by the Company, by action of the Company Board, if Purchaser shall have failed to commence the Offer on or before January 26, 1998; provided, that the Company may not so terminate the Merger Agreement if the Company is at such time in material breach of its obligations under the Merger Agreement (Purchaser believes that it has satisfied its obligation to commence the Offer, and, accordingly, that the Company may not terminate the Merger Agreement on this basis);

          (h) by Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, final non-appealable injunction or other final non-appealable order which is in effect and has the effect of making the acquisition of Shares by Purchaser illegal or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement (provided, however, that this termination right does not modify Parent's obligation to take, or cause to be taken, all action, and to do or cause to be done, all things necessary or required by the FTC or the DOJ in connection with the expiration or termination of the waiting period under the HSR Act, or by any Governmental Authority, under the Antitrust Laws or in a suit by a private party under the Antitrust Laws as a result of the transaction contemplated by the Merger Agreement, except that either Parent or Purchaser may institute, prosecute or defend a suit or claim in good faith with respect to any suit, objection, requirement or other action by the FTC, the DOJ, any other Governmental Authority or any private party with respect to the transactions contemplated by the Merger Agreement).

          (i) by Parent, by action of its Board of Directors, if prior to the purchase of Shares pursuant to the Offer, (i) the Company shall have failed to comply with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company prior to the date of such termination, which failure singly or in the aggregate would have or is reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole and is not reasonably capable of being cured or has not been cured within ten (10) business days after the giving of written notice to the Company or (ii) (A) any of the representations and warranties made by the Company in the Merger Agreement and relating to capital stock, options or other rights to acquire Shares, authority relative to the Merger Agreement or the vote required to approve the Merger and the Merger Agreement shall not be true and correct in all material respects or (B) any other representations or warranties of the Company in the Merger Agreement shall not be true and correct which inaccuracy singly or in the aggregate would have or is reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole, in either case which is not reasonably capable of being cured by the Company or has not been cured, as the case may be, within ten (10) business days after the giving of written notice by Parent to the Company;

          (j) by Parent, prior to the purchase of Shares pursuant to the Offer, if, since January 19, 1998, there shall have been any material adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole, excluding any such change occurring at any time after the date of the Merger Agreement caused by (a) a general change in the economy (including any such change caused by a general change in the markets served by the Company and the Subsidiary) or (b) the institution or threat of any suit, arbitration, mediation, action, proceeding, complaint or grievance which challenges any of the transactions contemplated by the Merger Agreement or any action required in connection with the resolution of matters relating to the Antitrust Laws and excluding any such change occurring on or after April 20, 1998 (the 90th day following the execution of the Merger Agreement) caused by the voluntary termination of employment by employees of the Company or the Subsidiary or a closure of, or any labor disruption, slowdown or strike relating to, the Company's principal distribution center located in Great Falls, Montana; and

          (k) by the Company, beginning on April 20, 1998 (which is 90 days after the date of the Merger Agreement) and subject to Purchaser's rights described below, if, since January 19, 1998, there has been a material adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole. In order to exercise the foregoing right to terminate the Merger Agreement (the "Company MAC Right"), the

     Company must first deliver to Parent a certificate (the "MAC Certificate") executed by the Company's Chief Executive Officer or Chief Financial Officer describing in detail the conditions, events and occurrences causing or contributing to the material adverse change (the "Termination Conditions") and asserting the Company's intention to terminate the Merger Agreement. Parent is not required to respond to a MAC Certificate until the No MAC Deadline. As used in the Merger Agreement, the "No MAC Deadline" means the later of April 21, 1998 (the 91st day after the date of the Merger Agreement) or five (5) business days after Parent's receipt of the MAC Certificate. If Parent confirms in writing (a "No MAC Certificate") on or prior to the No MAC Deadline that it is electing not to have the Company terminate the Merger Agreement with respect to the Termination Conditions set forth in the MAC Certificate, the Company shall not be entitled to so terminate the Merger Agreement. If Parent exercises this right to prevent the Company's termination of the Merger Agreement, Parent will not thereafter be entitled, as a result of any of the conditions, events or occurrences described in such MAC Certificate, to assert that a material adverse change has occurred, or that the condition of the Offer relating to material adverse changes has not been satisfied, or to assert that a representation, warranty or covenant of the Company under the Merger Agreement has been breached unless the adverse impact on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company or the Subsidiary, taken as a whole, of such conditions, events or occurrences described in the MAC Certificate increases substantially after the date of such MAC Certificate. In determining whether the adverse impact of a condition, event or occurrence described in any MAC Certificate on the Company and the Subsidiary taken as a whole has increased substantially, the adverse impact resulting from the passage of time and from the impact of the condition, event or occurrence at up to the same level and in substantially the same manner as described in such MAC Certificate will not be taken into account. The Company may present a new MAC Certificate to Parent at any time (i) if a material adverse change has occurred as a result of a condition, event or occurrence not described in a prior MAC Certificate or (ii) if the adverse impact of any condition, event or occurrence described in the prior MAC Certificate has increased substantially after the date of the prior MAC Certificate. If the Company presents a new MAC Certificate the procedures and effect on Parent's rights described above shall apply with respect to the conditions, events or occurrences described in the new MAC Certificate. If the Company delivers a MAC Certificate to Parent and Parent does not deliver a No MAC Certificate to the Company on or prior to the No MAC Deadline, the Merger Agreement shall terminate on the day immediately following the No MAC Deadline.

     Subject to the terms and conditions of the Merger Agreement, in the event of termination and abandonment of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and no party thereto (or any of its directors or officers) will have any liability or further obligation to any other party thereto except with respect to the obligations regarding confidentiality, payment of expenses and fees, and payment by the Company of the Termination Fee (as defined below), if applicable, and except that termination of the Merger Agreement will not relieve any party from liability for any willful breach of the Merger Agreement prior to such termination or abandonment.

     Termination Fee. If (A) the Company terminates the Merger Agreement, prior to the purchase by Purchaser of at least the Minimum Shares pursuant to the Offer, in order to permit the Company to enter into an agreement with respect to a Superior Proposal, or (B) Parent, at any time prior to the purchase by Purchaser of Shares pursuant to the Offer, terminates the Merger Agreement on the basis that (i) the Company Board has withdrawn, modified, or changed its recommendation or approval of the Merger Agreement or the Offer in a manner adverse to Purchaser, (ii) the Company Board has recommended to the stockholders of the Company any proposal relating to a Third Party Transaction, (iii) the Company has exercised a right with respect to a Third Party Transaction and has, directly or through its representatives, continued discussions with any Third Party concerning such a proposal relating to a Third Party Transaction for more than ten (10) business days after the date of receipt of such proposal or (iv) a proposal relating to a Third Party Transaction is publicly communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company fails to reject such proposal within ten (10) business days of its receipt or, if sooner, the date its existence first becomes publicly communicated, then the Company is required to pay to Parent simultaneously with such termination, in the case of clause (A) of this sentence, and promptly, but in no event later than two (2) business days thereafter, in the case of clause (B) of this sentence, a termination fee (the "Termination Fee") of 3% of (x) the product of $15.50 and the number of Shares outstanding on the date of termination, plus (y) an amount (which shall not in any event exceed $1 million) equal to the actual and reasonable documented out-of-pocket expenses incurred by Parent and Purchaser in connection with the Offer, the Merger and the Merger Agreement. The Termination Fee shall be payable by wire transfer to such account as Parent may designate in writing to the Company.

TENDER AND OPTION AGREEMENT

     The following is a summary of certain provisions of the Tender Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender Agreement, a copy of which is filed with the Commission as Exhibit (c)(2) to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender Agreement. The Tender Agreement may be examined and copies may be obtained at the places and in the manner set forth in
Section 9 of this Offer to Purchase.

     Pursuant to the Tender Agreement, the Major Stockholder has agreed (i) to tender all Shares owned by it pursuant to the Offer no later than the fifth business day following the commencement of the Offer, or, if the Major Stockholder has not received this Offer to Purchase, the related Letter of Transmittal and the other tender offer documents distributed herewith and therewith by such time, within two (2) business days following the receipt of such documents, and (ii) not to withdraw any Shares so tendered (except in the event that the Stock Option (as defined below) is exercised).

     The Major Stockholder has also agreed in the Tender Agreement that, during the term thereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, the Major Stockholder will appear at the meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares (i) in favor of the Merger, and (ii) against any action or agreement that would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and any third party or any other proposal of a third party to acquire the Company. The Major Stockholder has also granted to Parent an irrevocable proxy to vote its Shares in connection with any meeting of the Company's stockholders, in the manner provided in clauses (i) and (ii) in the immediately preceding sentence.

     The Major Stockholder has further agreed in the Tender Agreement that, during the term thereof, it will not (i) except pursuant to the Offer or the Stock Option, offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien any of its Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of its Shares or any interest therein; (iii) except for the proxy granted to Parent, grant any proxy, power-of-attorney or other authorization or consent with respect to its Shares; (iv) deposit any of its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; or (v) take any other action with respect to its Shares that would, in any way, restrict, limit or interfere with the performance of its obligations under the Tender Agreement.

     In the Tender Agreement, the Major Stockholder has granted to Parent an irrevocable option (the "Stock Option") to purchase its Shares at a purchase price of $15.50 per Share. The Stock Option is exercisable, in whole only, if, on or after January 19, 1998, any third party (i) commences or announces an intention to commence a bona fide tender offer or exchange offer, the consummation of which would result in such third party beneficially owning 50% or more of the then outstanding voting equity of the Company; (ii) acquires beneficial ownership of Shares that, when aggregated with any Shares already owned by such third party, would result in such third party beneficially owning 25% or more of the outstanding voting equity of the Company; provided that the foregoing shall not apply to any third party that beneficially owns more than 25% of the outstanding voting equity of the Company as of January 19, 1998 and that does not thereafter increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company; (iii) acquires assets constituting 25% or more of the total assets or earning power of the Company taken as a whole; or (iv) enters into an agreement with the Company that contemplates the acquisition of (x) assets constituting 25% or more of the total assets or earning power of the Company taken as a whole or (y) beneficial ownership of 25% or more of the outstanding voting equity of the Company. The Stock Option is also exercisable, in whole only, on or after January 19, 1998, if (i) the Company Board withdraws, modifies or changes its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to Purchaser or recommends to the stockholders of the Company any proposal relating to a Third Party Transaction; (ii) the Company, directly or through its representatives, continues discussions with any third party concerning a Third Party Transaction for more than ten (10) business days after the date of receipt of such third party's proposal relating thereto; or (iii) the Company fails to reject a publicly communicated proposal relating to a Third Party Transaction and the possible price or prices to be paid pursuant thereto within ten (10) days of the earlier of the receipt or the first public disclosure of such proposal.

     Pursuant to the Tender Agreement, the Major Stockholder has agreed not to, and to use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to a Third Party Transaction; (ii) enter into any agreement with respect to any Third Party Transaction; or (iii) in the event of an unsolicited written proposal in respect of a Third Party Transaction, engage in any negotiations or discussions with, or provide information or data to, any person (other than Parent, Purchaser, any of their affiliates or representatives and except for information that has been previously publicly disseminated by the Company) relating to any Third Party Transaction.

     The Tender Agreement, and all rights and obligations of the parties thereunder, terminates upon the earliest of (i) the date the Merger Agreement is terminated in accordance with its terms or the date the Offer is terminated by Parent or Purchaser as a result of any failure of a condition to the Offer; provided, however, that the provisions of the Tender Agreement providing for the Stock Option shall, under certain circumstances, not terminate until at least sixty (60) days thereafter; (ii) the purchase of all of the Major Stockholder's Shares pursuant to the Offer or pursuant to the Stock Option; or (iii) July 19, 1998 (which date may be extended, under certain circumstances, to the date of termination of the Merger Agreement).

CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, a copy of which is filed with the Commission as Exhibit (c)(3) to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent has agreed, subject to certain exceptions, to keep confidential all nonpublic, confidential or proprietary information concerning the Company which is furnished to Parent by or on behalf of the Company (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Parent and not in any way detrimental to the Company.

     Parent has also agreed in the Confidentiality Agreement that for a period of two years from the date thereof, unless and until it receives the prior written invitation or approval of a majority of the Company Board, neither it nor any of its affiliates will, among other things, directly or indirectly, alone or with others (a) negotiate with or provide any information to any party with respect to, or make any statement or proposal to the Company Board, to any of its agents or to any stockholder of the Company with respect to, or make any public announcement or proposal or offer whatsoever (including, but not limited to any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (i) any form of business combination or transaction involving the Company or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the Company's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any affiliate thereof, (iii) any purchase of any securities or assets, or rights to acquire any securities or assets, of the Company, (iv) any proposal to seek representation on the Company Board or otherwise to seek to control or influence the Company Board or the management or policies of the Company, (v) any request or proposal to waive, terminate or amend the provisions of the Confidentiality Agreement, or (vi) any proposal or other statement inconsistent with the terms of the Confidentiality Agreement, (b) instigate, encourage or assist any third party to do any of the foregoing, or (c) become a beneficial owner of any securities of the Company (other than through purchases by persons affiliated with Parent for investment in open market transactions not to exceed 1.0% of the Shares).

     Parent has further agreed in the Confidentiality Agreement that, for a period of two years from the date of the Confidentiality Agreement, unless Parent receives the prior written consent of the Company, Parent will not, directly or indirectly, solicit any management employee of the Company for employment and will not initiate, participate in or contribute to any interference with the Company's employment relationship with any such person; provided, however, that nothing in the Confidentiality Agreement shall (i) restrict or preclude Parent's right to make generalized searches for employees by use of advertisements in the media (including without limitation trade media) or by engaging search firms which are not targeted or focused on employees of the Company or (ii) prohibit Parent from the hiring of any employee of the Company who initially contacts Parent without prior contact by Parent or anyone acting on Parent's behalf.

OTHER

     Pursuant to a letter dated January 19, 1998 (the "Letter Agreement"), Parent has agreed to provide severance and retention benefits to certain employees of the Company, including certain of the Company's executive officers, upon consummation of the Offer and the Merger. Pursuant to the Letter Agreement, Parent will provide certain non-union employees, including executive officers, who are terminated, other than for cause, within six months of the Effective Time, a cash severance payment of 1 1/2 weeks of pay (up to 40 hours per week for non-exempt employees) for each full year of service with the Company, with a minimum payment of $3,000 for employees with at least one full year of service and $1,000 for an employee with less than one full year of service. Executive officers with current employment or severance agreements may elect to receive the payment specified in the Letter Agreement or the payment provided for in such employment or severance agreements, but not both. Parent has also agreed to pay COBRA premiums for medical benefits for three months following the last day of employment, and to offer similar severance and COBRA payments to certain union employees.

     The Letter Agreement further provides that the Company may enter into certain retention agreements (the "Retention Agreements") with the executive officers of the Company (with the exception of Mr. Fernandez), and certain other employees of the Company. As set forth in the Letter Agreement, the Retention Agreements will provide that each such executive officer and employee will receive a specified retention incentive bonus if (i) such executive officer or employee remains employed with the Company until 60 days after consummation of the Offer, (ii) the employment of such executive officer or employee is terminated by the Company prior to the expiration of 60 days after the consummation of the Offer, unless such termination is "for cause" (as customarily defined), or (iii) if such executive officer or employee terminates his employment prior to the expiration of 60 days after the consummation of the Offer, so long as such termination is for "good reason" (as customarily defined).

12. PLANS FOR THE COMPANY; OTHER MATTERS.

PLANS FOR THE COMPANY.

     It is presently expected that, following the Merger, the operations of the Company will be integrated with those of Parent. Parent expects that the food and drug stores currently operated under the Company's name will ultimately be operated under the name "Albertson's." Parent expects to open a division office in Great Falls, Montana and a district office in Billings, Montana to oversee the operations of the majority of the stores currently operated by the Company and Parent in Montana, North Dakota and Wyoming. Parent also expects that the operations of the existing headquarters office and the distribution centers of the Company will be consolidated over time with Parent's operations. The stores currently operated by the Company will be supplied by Parent's distribution facilities.

     Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which exist between the operations of the Company and those of Parent. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing.

     The Merger Agreement provides that, promptly after the purchase by Purchaser of the Minimum Shares pursuant to the Offer, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent) multiplied by the ratio of (a) the number of Shares beneficially owned by Purchaser or any affiliate of Purchaser (including such Shares which are accepted for payment pursuant to the Offer) to (b) the total number of Shares then outstanding. See
Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the

Company or the Subsidiary, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement and the Tender Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, the vote of no other stockholder of the Company will be required to approve the Merger and the Merger Agreement.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that from January 19, 1998 until the Effective Time, without the prior written consent of Parent, the Company will not (i) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of certain stock options outstanding on January 19, 1998 and described in the applicable schedule to the Merger Agreement, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except for repurchases of Shares from employees pursuant to existing stock subscription agreements between the Company and certain of its employees described on the applicable schedule to the Merger Agreement), (iv) split, combine or reclassify its outstanding shares of capital stock, or (v) issue, grant or sell or agree or propose to issue, grant or sell any shares of, or rights of any kind to acquire any shares of, capital stock of the Company or the Subsidiary, except that the Company may issue Shares upon the exercise of options and warrants outstanding on January 19, 1998 to the extent such options are vested in accordance with their terms or the terms of the Merger Agreement.

14. CONDITIONS TO THE OFFER.

     The Offer is subject to the Minimum Condition being satisfied by 12:00 Midnight on February 23, 1998 or such later date as the Offer may be extended in accordance with the terms of the Merger Agreement. Notwithstanding any other provisions of the Offer, and subject to the terms of the Merger Agreement, Purchaser shall not be obligated to accept for payment any Shares until expiration of the applicable waiting periods under the HSR Act, and Purchaser shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any Shares tendered in the Offer, or if the Minimum Condition shall not have been satisfied, Purchaser may terminate or amend the Offer (subject to Purchaser's obligation to extend the Offer pursuant to the Merger Agreement -- See Section 11) if, prior to the time of acceptance for payment of any such Shares (whether or not any other Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall have occurred and remain in effect:

          (a) a United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the acquisition of the Shares illegal or imposing material limitations on the ability of Purchaser to acquire the Shares or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement subject to Parent's and Purchaser's obligations to reach an agreement authorizing consummation of the Offer and Merger with the FTC or DOJ, and any other Governmental Authority that may have asserted that consummation of the Offer will violate Antitrust Laws, and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the FTC or DOJ in connection with the expiration or termination of the waiting period under the HSR Act as a result of the transactions contemplated by the Merger Agreement (provided, however, that the foregoing shall not be construed so as to preclude, prevent or otherwise limit Parent or Purchaser from instituting or prosecuting or defending a suit or claim in good faith with respect to any suit, objection, requirement or other action by the FTC, DOJ or any other such Governmental Authority or any private party with respect to the transactions contemplated by the Merger Agreement), and Parent's agreement not to terminate the Offer so long as any such injunction or order has not become final and nonappealable;

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, and such event shall have continued to exist for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) either (i)(A) any of the representations or warranties of the Company with respect to capital stock, options and other rights to acquire Shares, authority relative to the Merger Agreement and the vote required for the approval of the Merger Agreement and the Merger shall not be true and correct in all material respects or (B) any other representation or warranty of the Company in the Merger Agreement shall not be true and correct which inaccuracy, singly or in the aggregate, would have or be reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole and in either case are not reasonably capable of being cured by the Company or have not been cured within ten (10) business days after the giving of written notice to the Company in each case as if such representations or warranties were made as of such time on or after January 19, 1998 (unless a representation speaks as of an earlier date, in which case it shall be deemed to have been made as of such earlier date), or (ii) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure, singly or in the aggregate, would have or be reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole and is not reasonably capable of being cured by the Company or has not been cured within ten (10) business days after the giving of written notice to the Company; and the Chief Executive Officer of the Company shall have provided a certificate to the effect that the conditions set forth in clauses (i) or (ii) have not occurred on the date Shares are to be accepted for payment pursuant to the Offer;

          (d) since January 19, 1998 there shall have been any material adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole, excluding any such change occurring at any time after January 19, 1998 caused by (i) a general change in the economy (including any such change caused by a general change in the markets served by the Company and the Subsidiary) or (ii) the institution or threat of any suit, arbitration, mediation, action, proceeding, complaint or grievance which challenges any of the transactions contemplated by the Merger Agreement or any action required in connection with the resolution of matters relating to the Antitrust Laws and excluding any such change occurring on or after the 90th day following January 19, 1998 caused by the voluntary termination of employment by employees of the Company or the Subsidiary or a closure of, or any labor disruption, slowdown or strike relating to, the Company's principal distribution center located in Great Falls, Montana; provided, however, that the foregoing right is subject to the Company MAC Right described in Section 11 hereof;

          (e) the Company Board (i) shall have amended, modified or withdrawn its recommendation of the Offer or the Merger other than as permitted by the Merger Agreement, (ii) shall have endorsed, approved or recommended any Superior Proposal or (iii) the Company shall have entered into any agreement with respect to any Superior Proposal;

          (f) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or Purchaser or any of their respective subsidiaries or affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the Shares (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any person that beneficially owns more than 25% of the outstanding Shares on January 19, 1998 so long as such person does not further increase its beneficial ownership beyond the number of Shares such person beneficially owns on January 19, 1998; or

          (g) the Merger Agreement shall have been terminated by the Company or Parent pursuant to its terms;

which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or Purchaser in whole or in part and at any time and from time to time. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     General.   Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder become an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

     Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     The foregoing description of Section 203 of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement or the Tender Agreement, since the Merger Agreement, the Tender Agreement and the transactions contemplated thereby have been approved by the Company Board.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Neither Parent nor Purchaser knows whether the antitakeover laws and regulations of any state other than Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has currently complied with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the DOJ and the FTC and certain waiting period requirements have been satisfied.

     Parent and the Company filed their Notification and Report Forms under the HSR Act with respect to the Offer on January 22, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on February 7, 1998, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with respect to such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period imposed by the HSR Act with respect to the Offer has been satisfied. See
Section 14.

     The Merger may not be consummated until 30 calendar days after receipt by the DOJ and the FTC of the Notification and Report Forms of both Parent and the Company unless Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the DOJ and the FTC. Within such 30-day period, the DOJ or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     In the Merger Agreement, Parent has agreed to take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, stores, products or assets of Parent or any of its affiliates or of the Company or the Subsidiary) as may be required (i) by any Governmental Authority (including the DOJ or the FTC) in order to resolve such objections as such Governmental Authority may have under the Antitrust Laws to the transactions contemplated by the Merger Agreement, or (ii) by any court or similar tribunal, in any suit brought by a private party or Governmental Authority challenging the transactions contemplated by the Merger Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The Merger Agreement provides that either Parent or Purchaser may institute, prosecute or defend a suit or claim in good faith with respect to any suit, objection, requirement or other action by the FTC, the DOJ, any other Governmental Authority or any private party with respect to the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that an entry by a court, in any suit brought by a private party or a Governmental Authority challenging the transactions contemplated by the Merger Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by the Merger Agreement, but requiring that any of the businesses, product lines or assets of Parent or any of its affiliates or of the Company or the Subsidiary be divested or held separate by Parent, or that would otherwise limit Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiary or any portion thereof or any of Parent's or its affiliates' other assets or businesses, shall not (A) be deemed a failure to satisfy any of the conditions (i) to each party's obligations to effect the Merger which are specified in the Merger Agreement, or (ii) to the Offer contained in Section 14 of this Offer to Purchase, or (B) give rise to a right of termination under the Merger Agreement. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administra-tive and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

     Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          LOCOMOTIVE ACQUISITION CORP.

January 26, 1998

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America and, the business address of each such person is c/o Albertson's, Inc., 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------- ----------------------------------------------------
Kathryn Albertson....................... Director of Parent. Vice President and a director of the J.A. and Kathryn Albertson Foundation, Inc.
                                         President and a director of Alscott, Inc., real
                                         estate and other investments from 1993 to 1997. Mrs.
                                         Albertson is the Grandmother of J.B. Scott.
A. Gary Ames............................ Director of Parent. President and Chief Executive
                                         Officer, U S WEST International, a
                                         telecommunications company and a wholly owned
                                         subsidiary of U S WEST, Inc. since July 1995.
                                         President and Chief Executive Officer, U S West
                                         Communications from 1990 to 1995. Mr. Ames is a
                                         director of Flextech, Tektronix, Inc. and Telewest.
Cecil D. Andrus......................... Director of Parent. Chairman of the Andrus Center
                                         for Public Policy, a public policy forum located at
                                         Boise State University dealing in natural resource
                                         issues, since January 1995 and of counsel to the
                                         Gallatin Group, a consulting firm, since February
                                         1995. Elected Governor of the State of Idaho in 1987
                                         and served until January 1995. Mr. Andrus serves as
                                         a director of Coeur d'Alene Mines Corp., KeyCorp.
                                         and the J.A. and Kathryn Albertson Foundation, Inc.
John B. Carley.......................... Director of Parent. Chairman of the Executive
                                         Committee of the Board of Directors since February
                                         1996 and formerly President and Chief Operating
                                         Officer of Parent. Mr. Carley is a director of Boise
                                         Cascade Office Products Corporation, Idaho Power
                                         Company and AgriBeef Co.
Paul I. Corddry......................... Director of Parent. Served as Senior Vice President,
                                         Europe, of H.J. Heinz Company, a worldwide provider
                                         of processed food products and services until his
                                         retirement in 1992. Mr. Corddry is a director of
                                         Ameristar Casinos, Inc.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------- ----------------------------------------------------
John B. Fery............................ Director of Parent. Served as Chairman of the Board
                                         of Boise Cascade Corporation, a timber and paper
                                         products company until his retirement in 1995 and as
                                         Chief Executive Officer from 1972 to 1994. Mr. Fery
                                         is a director of Hewlett-Packard Company, The Boeing
                                         Company and U.S. Bancorp.
Clark A. Johnson........................ Director of Parent. Chairman of the Board, Chief
                                         Executive Officer and a director of Pier 1 Imports,
                                         Inc., a retailer of imported goods. Mr. Johnson is
                                         also a director of Heritage Media Corporation,
                                         InterTan, Inc. and Metromedia International Group.
Charles D. Lein......................... Director of Parent. President and Chief Operating
                                         Officer of Stuller Settings, Inc., a jewelry
                                         manufacturing company since January 1994. Formerly
                                         Chairman of the Board, President and Chief Executive
                                         Officer of Black Hills Jewelry Manufacturing Co.
                                         from 1982 to 1993. Mr. Lein is a director of Stuller
                                         Settings, Inc. and First National Bank of Lafayette.
Warren E. McCain........................ Director of Parent. Served as Chairman of the
                                         Executive Committee of the Board of Directors of
                                         Parent until his retirement in February 1996 and as
                                         Chairman of the Board and Chief Executive Officer of
                                         Parent from 1976 to 1991. Mr. McCain is a director
                                         of Pope and Talbot.
Beatriz Rivera.......................... Director of Parent. Member of the Public Utilities
                                         Commission of the State of New Mexico since 1995.
                                         Formerly owner of Infiniti of Albuquerque, an
                                         automobile dealership, from 1990 to 1995.
J.B. Scott.............................. Director of Parent. Chairman of the Board and a
                                         director of Alscott, Inc., real estate and other
                                         investments. Grandson of Kathryn Albertson. Mr.
                                         Scott is Chairman of the Board and a director of the
                                         J.A. and Kathryn Albertson Foundation, Inc.
Thomas L. Stevens, Jr................... Director of Parent. Served as President, Los Angeles
                                         Trade-Technical College (LATTC) until his retirement
                                         in 1996. Mr. Stevens was a member of the Board of
                                         Directors of the Federal Reserve Bank of San
                                         Francisco, Los Angeles Branch, until his retirement
                                         from LATTC.
Will M. Storey.......................... Director of Parent. Served as Executive Vice
                                         President and Chief Financial Officer, American
                                         President Companies, a provider of container
                                         transportation services until his retirement in
                                         1995. Mr. Storey is a director of Eagle-Pitcher
                                         Industries, Inc. and T.I.S. Mortgage Investment
                                         Company.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------- ----------------------------------------------------
Steven D. Symms......................... Director of Parent. President of Symms, Lehn &
                                         Associates, Inc., a consulting firm since January
                                         1993. Elected United States Senator from the State
                                         of Idaho in 1980 and served until January 1993. Vice
                                         President and Secretary of Boise Air Service, Inc.
                                         since 1983. Mr. Symms is a director of Symms, Lehn &
                                         Associates, Inc., Boise Air Service, Inc. and Symms
                                         Fruit Ranch, Inc.
Gary G. Michael......................... Director of Parent. Chairman of the Board and Chief
                                         Executive Officer of Parent since 1991. Mr. Michael
                                         is Chairman of the Board of Directors of the Federal
                                         Reserve Bank of San Francisco and a director of
                                         Boise Cascade Corporation and Questar Corporation.
Richard L. King......................... President and Chief Operating Officer of Parent
                                         since February 1996. Previously served as Senior
                                         Vice President and Regional Manager of Parent from
                                         November 1994; Group Vice President, Merchandising
                                         of Parent from January 1994; and Vice President,
                                         Rocky Mountain Division of Parent from 1992.
Carl W. Pennington...................... Executive Vice President, Corporate Merchandising of
                                         Parent since February 1996. Previously served as
                                         Senior Vice President, Corporate Merchandising of
                                         Parent from 1994 and Senior Vice President and
                                         Regional Manager of Parent from 1988.
Michael F. Reuling...................... Executive Vice President, Store Development of
                                         Parent since 1986.
Thomas R. Saldin........................ Executive Vice President, Administration and General
                                         Counsel of Parent since 1991.
Ronald D. Walk.......................... Executive Vice President, Retail Operations of
                                         Parent since February 1996. Previously served as
                                         Senior Vice President and Regional Manager of Parent
                                         from 1984.
Thomas E. Brother....................... Senior Vice President, Distribution of Parent since
                                         1991.
William H. Emmons....................... Senior Vice President and Regional Manager of Parent
                                         since February 1996. Previously served as Vice
                                         President, North Texas Division of Parent from 1993
                                         and Vice President, Texas Division of Parent from
                                         1988.
Dennis C. Lucas......................... Senior Vice President and Regional Manager of Parent
                                         since February 1996. Previously served as Vice
                                         President, Oregon Division of Parent from 1995; Vice
                                         President, Midwest Division of Parent from 1993; and
                                         Division Manager, Midwest Division of Parent from
                                         1992.
A. Craig Olson.......................... Senior Vice President, Finance and Chief Financial
                                         Officer of Parent since 1991.
David G. Simonson....................... Senior Vice President and Regional Manager of Parent
                                         from February 1996. Previously served as Vice
                                         President, Southern California Division of Parent
                                         from 1991.

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------- ----------------------------------------------------
Patrick S. Steele....................... Senior Vice President, Information Systems and
                                         Technology of Parent since 1993 and Group Vice
                                         President, Management Information Systems of Parent
                                         from 1990.
Steven D. Young......................... Senior Vice President, Human Resources of Parent
                                         since 1993 and Group Vice President, Human Resources
                                         of Parent from 1991.
Robert K. Banks......................... Group Vice President, Real Estate of Parent since
                                         December 1996. Previously served as Vice President,
                                         Real Estate of Parent from 1990.
David G. Dean........................... Group Vice President, Procurement of Parent since
                                         1991.
Peggy Jo Jones.......................... Group Vice President, Employee Development and
                                         Communications of Parent since November 1993.
                                         Previously served as Vice President, Employee
                                         Development and Communications of Parent from
                                         September 1993; and Vice President, Retail
                                         Accounting of Parent from 1992.
Richard J. Navarro...................... Group Vice President and Controller of Parent since
                                         1993 and Vice President and Controller of Parent
                                         from 1989.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Albertson's, Inc., 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Gary G. Michael..................  Director and President of Purchaser. See Part 1 of this
                                   Schedule I.
Richard L. King..................  Director and a Vice President of Purchaser. See Part 1 of
                                   Schedule I.
Thomas R. Saldin.................  Director and a Vice President of Purchaser. See Part 1 of
                                   this Schedule I.
Michael F. Reuling...............  Vice President of Purchaser. See Part 1 of this Schedule
                                   I.
Kaye L. O'Riordan................  Secretary of Purchaser. Vice President and Corporate
                                   Secretary of Parent since May 1997. Corporate Secretary
                                   and Senior Attorney of Parent from January 1990.
Carol L. Wood....................  Assistant Secretary of Purchaser. Assistant Corporate
                                   Secretary of Parent since September 1981 and Coordinator
                                   of Stockholder Communications of Parent since 1982.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:                       By Hand:                By Overnight Delivery:
  Reorganization Department      Reorganization Department      Reorganization Department
        P.O. Box 3301                   120 Broadway                85 Challenger Road
  South Hackensack, NJ 07606             13th Floor                  Mail Drop-Reorg.
                                     New York, NY 10271         Ridgefield Park, NJ 07660

                           By Facsimile Transmission:
                                 (201) 329-8936
                        (For Eligible Institutions Only)

                        Confirm Facsimile by Telephone:
                                 (201) 296-4860

                             ---------------------

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                      LOGO

                               Wall Street Plaza
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free (800) 223-2064